Exhibit (d)(2)

Schedule A

(As of December 15, 2020)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Amplify Online Retail ETF	0.65%	November 5, 2015	November 5, 2015	November 5, 2015	December 10, 2021
Amplify CWP Enhanced Dividend Income ETF	0.95%	June 22, 2016	June 22, 2016	June 22, 2016	December 10, 2021
Amplify Transformational Data Sharing ETF	0.90%	December 12, 2017	January 12, 2018	January 16, 2018	December 10, 2021
Amplify Lithium & Battery Technology ETF (formerly Amplify Advanced Battery Metals and Materials ETF)	0.59%	March 13, 2018	May 18, 2018	May 21, 2018	December 10, 2021
Amplify BlackSwan Growth & Treasury Core ETF	0.49%	September 18, 2018	October 16, 2018	October 22, 2018	September 15, 2021
Amplify International Online Retail ETF	0.69%	September 18, 2018	January 23, 2019	December 27, 2018	September 15, 2021
Amplify CrowdBureau® Online Lending and Digital Banking ETF (formerly Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF)	0.65%	September 18, 2018	May 3, 2019	May 6, 2019	September 15, 2021
Amplify High Income ETF	0.50%	December 11, 2018	September 26, 2019	October 2, 2019	October 2, 2021
Amplify Pure Junior Gold Miners ETF	0.49%	September 15, 2020	November 6, 2020	November 9, 2020	November 9, 2022
Amplify BlackSwan ISWN ETF	0.49%	December 8, 2020	December 16, 2020	December 17, 2020	December 17, 2022